As filed with the Securities and Exchange Commission on July 1, 2010

Registration No. [ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

RESPONSE GENETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3525548
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
(Address, Including Zip Code, of Principal Executive Offices)

Response Genetics, Inc. 2006 Employee, Director and Consultant Stock Plan
(Full Title of the Plan)

Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
Attn: Denise McNairn
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock (par value $0.01 per share) to be issued under the Plan	600,000 shares	$2.37	$1,419,000	$101.17

(1)
Represents the number of additional shares of common stock, par value $0.01 per share (“Common Stock”) available for issuance under the 2006 Employee, Director and Consultant Stock Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends, anti-dilution, and other provisions.

(2)
This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows in the case of shares of Common Stock for which options and stock awards have not yet been granted and the price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq Global Market as of the date (June 28, 2010) within five days prior to filing this Registration statement.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) consists of the registration of 600,000 additional shares of common stock, par value $0.01 per share (“Common Stock”) under the 2006 Employee, Director and Consultant Stock Plan (the “Plan”).  The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase (the “evergreen provision”) by an amount equal to the lesser of (i) 200,000 shares, (ii) 5% of the number of outstanding shares of Common Stock on such date, and (iii) an amount determined by the board of directors of Response Genetics, Inc. (the “Registrant”).  Effective on each of January 1, 2008, 2009, and 2010, the number of shares of Common Stock reserved and authorized for issuance under the Plan was increased by 200,000.  This Registration Statement registers the additional 600,000 shares of Common Stock that were added to the Plan reserve in the aggregate from 2008 through 2010, pursuant to the evergreen provision of the Plan.

A registration statement on Form S-8 (Registration No. 333-154307) was filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2008, covering the registration of 2,160,000 shares of Common Stock under the Plan.  This current Registration Statement will increase to 2,760,000 shares the total number of shares registered under the Plan.  Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s previous registration statement on Form S-8 (Registration No. 333-154307) are hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Commission, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission on April 13, 2010, as amended on April 30, 2010 (File No. 001-33509).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the Commission on May 14, 2010, (File No. 001-33509).

(c)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on January 19, 2010 (File No. 001-33509).

(d)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on February 9, 2010 (File No. 001-33509).

(e)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 8, 2010 (File No. 001-33509).

(f)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 10, 2010 (File No. 001-33509).

(g)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 29, 2010 (File No. 001-33509).

(h)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on May 5, 2010 (File No. 001-33509).

(i)
The description of the Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A (File No. 001-33509) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 1, 2007, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his conduct was unlawful.  In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of the Registrant’s restated certificate of incorporation eliminates the liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

· from any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

· from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

· under Section 174 of the Delaware General Corporation Law; and

· from any transaction from which the director derived an improper personal benefit.

The Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Please see the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on July 1, 2010.

Response Genetics, Inc.

By	/s/ Kathleen Danenberg
Kathleen Danenberg
Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Kathleen Danenberg and David D. O’Toole, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place, and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Response Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kathleen Danenberg	Chief Executive Officer and President (Principal Executive Officer)	July 1, 2010
Name: Kathleen Danenberg

/s/ David O’Toole	Chief Financial Officer and Vice President (Principal Financial and Accounting Officer)	July 1, 2010
Name: David D. O’Toole

/s/ Tom DeMeester	Chairman of the Board	July 1, 2010
Name: Tom DeMeester, M.D.

/s/ David M. Smith	Vice Chairman of the Board	July 1, 2010
Name: David M. Smith

/s/ Gary Nusbaum	Director	July 1, 2010
Name: Gary Nusbaum

/s/ Kirk Calhoun	Director	July 1, 2010
Name: Kirk K. Calhoun

/s/ Edith Mitchell	Director	July 1, 2010
Name: Edith P. Mitchell, M.D.

/s/ John Ferrara	Director	July 1, 2010
Name: John C. Ferrara

/s/ Michael Serruya	Director	July 1, 2010
Name: Michael Serruya

INDEX OF EXHIBITS

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-139534), and incorporated herein by reference).

4.2	Restated Bylaws of the Registrant (filed as Exhibit 3.2.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-139534), and incorporated herein by reference).
4.3	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-139534), and incorporated herein by reference).
5.1	Opinion of Willkie Farr & Gallagher LLP as to the legality of shares being registered.
23.1	Consent of BDO USA, LLP - Independent Registered Public Accounting Firm.
23.2	Consent of Willkie Farr & Gallagher LLP (included in opinion of counsel filed as Exhibit 5.1).
24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).
99.1
The Registrant’s 2006 Employee, Director and Consultant Stock Plan (filed as Exhibit 10.13 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-139534), and incorporated herein by reference).